For More Information
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       Contact:  James F. Oliviero
       KSW, Inc.
       (718) 340-1409
       joliviero@ksww.com

                              FOR IMMEDIATE RELEASE
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                       KSW, INC. ANNOUNCES STOCK BUY BACK
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Long Island  City,  New York - December 19, 2008 - KSW,  Inc.  (NASDAQ GM: KSW),
(the "Company"), a New York-based installer of heating, ventilation, air conditioning (HVAC) and process piping systems and provider of value engineering services, today announced that its Board of Directors has approved a stock repurchase program that authorizes the Company to buy up to $1,000,000 of its common stock.

The Company will purchase shares from the open market under Rule 10b-18 from time to time using existing cash or from future free cash flows. The plan will be effective through June 30, 2009.

"We will retain the repurchased shares as treasury stock," said Floyd Warkol, Chairman and CEO of KSW, Inc. "We believe that the market's response to our latest filings is unwarranted based upon the Company's financial condition and standing in the industry."

About KSW

KSW, Inc., through its wholly-owned subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as New York Presbyterian Cardiovascular Center.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as
"believe",  "expect",  "anticipate",   "intend",  "plan",  "foresee",  "likely",
"should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, those detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf
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of the Company are  qualified  in their  entirety by such  factors.  The Company disclaims any  obligation or  undertaking to provide any updates or revisions to
any   forward-looking   statement  to  reflect  any  change  in  the   Company's
expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.